Western New England Bancorp, Inc. 8-K

Exhibit 99.1

Western New England Bancorp, Inc. Announces

Completion of 2021 Repurchase Plan

Westfield, Massachusetts, October 17, 2022: Western New England Bancorp, Inc. (the “Company” or “WNEB”) (NasdaqGS: WNEB), the holding company for Westfield Bank (the “Bank”), announced that on October 13, 2022, the Company completed its 2.4 million stock repurchase plan (“2021 Plan”) at an average price per share of $8.40. The 2021 Plan was authorized on April 27, 2021. On July 26, 2022, the Board of Directors of the Company authorized a new stock repurchase plan, pursuant to which the Company may repurchase up to 1.1 million shares, or approximately 5%, of the Company’s outstanding shares, upon the completion of the 2021 Plan.

The Company may repurchase shares from time to time in open market transactions or through privately negotiated transactions at the Company’s discretion. The amount, timing and nature of any share repurchases will be based on a variety of factors, including the trading price of the Company’s common stock, applicable securities laws restrictions, regulatory limitations and market and economic factors. The repurchase program may be modified, suspended or discontinued at any time, at the Company’s discretion.

About Western New England Bancorp, Inc.

Western New England Bancorp, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, CSB Colts, Inc., Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC.  Western New England Bancorp, Inc. and its subsidiaries are headquartered in Westfield, Massachusetts and operate 25 banking offices in Hampden County and Hampshire County in western Massachusetts and Hartford County and Tolland County in northern Connecticut.  To learn more, visit our website at www.westfieldbank.com.

Forward-Looking Statements

This press release contains statements that are forward-looking and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed under the caption “Risk Factors” in Western New England Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2021 and in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022. Western New England Bancorp does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

For further information contact:
James C. Hagan, President and Chief Executive Officer
Guida R. Sajdak, Executive Vice President and Chief Financial Officer
Meghan Hibner, Vice President and Investor Relations Officer
413-568-1911